EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 3RD QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—October 23, 2012—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the third quarter ended September 30, 2012 and its recently declared third quarter dividend.

Net income for the third quarter of 2012 totaled $1.38 million. This is a 2.5% increase compared to $1.34 million of earnings for the same period in 2011.  Year to date net income for 2012 and 2011 through nine months totaled $3.66 million and $3.25 million, respectively, which is an increase of 12.4%.

Selected Financial Highlights:

	2012		2011
Three months ended:	Q3	Q2	Q3
Net Income (000’s)	$1,382	$1,140	$1,338
Earnings Per Share	$0.56	$0.46	$0.54
Net Interest Margin	4.07%	3.80%	3.96%
Allowance for loan losses	1.72%	1.69%	1.51%
Provision for loan losses (000’s)	$900	$900	$900
Non-Performing Loans (000’s)	$11,891	$16,950	$12,330
Equity to Assets	8.31%	8062%	8.14%
Efficiency Ratio	56.15%	53.50%	55.18%

Dean Withers, President and CEO, commented “Non-performing loans have dropped compared to recent quarterly highs, but they are still higher than prior to the recession that began in 2008. While we are beginning to see signs of improvement in both the local housing and commercial real estate markets, we still believe it is important to build our reserves, as there continues to be a great deal of economic uncertainty. We believe that signs of modest improvement are evident in the fact that we have been able to reduce our funding of the allowance for loan losses by $400 thousand compared to last year, while simultaneously continuing to build our reserves by an additional $1 million compared to the same period in 2011.”

Withers continued, “We are especially pleased that our net income for the quarter of $1.382 million constitutes record earnings for any third quarter in our history. Year to date net income has increased 12.37% or $403 thousand compared to the prior year. It is also notable that all of our 2012 earnings are derived from core bank operations, whereas our 2011 results also included $1.024 million of non-recurring securities gains (pre-tax). On October 18, 2012, our Board of Directors declared a third quarter dividend of $0.16 per share. The dividend will be paid on November 13, 2012, to shareholders of record as of October 31, 2012.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights
	For Nine Months Ended September 30
INCOME STATEMENT	Unaudited 2012	Unaudited 2011
Interest and Dividend Income	$20,240,698	$20,612,864
Interest Expense	4,891,923	5,919,720
Net Interest Income	15,348,775	14,693,144
Non-Interest Income Provision for Loan Losses Other Non-Interest Expenses	2,755,209 2,700,000 10,028,780	2,402,158 3,100,000 9,693,468
Income Before Income Taxes & Securities Transactions	5,375,204	4,301,834
Securities Gains (Losses)		1,024,539
Provision For Income Taxes Less Minority Interest	1,629,557 88,198	2,031,265 40,400
Net Income	$3,657,449	$3,254,708
Average Shares Outstanding	2,495,461	2,345,441
Net Income Per Common Share Dividends Declared	1.47 .48	1.39 .45

BALANCE SHEET	Unaudited September 30, 2012	Unaudited September 30, 2011
Cash and Due From Banks	$5,864,658	$5,826,650
Interest Bearing Bank Deposits	510,656	2,403,256
Federal Funds Sold	6,732,000
Loans Held for Sale Loans Held for Investment	71,416,545 456,801,217	64,953,442 452,757,767
Less Allowance for Loan Losses	(7,870,204)	(6,843,851)
Net Loans Held for Investment	448,931,013	445,913,916
Securities	19,897,542	19,032,537
Other Assets	34,253,848	29,096,549
Total Assets	$587,606,262	$567,226,350

Deposits	$445,457,202	$445,787,020
Short Term Debt	35,691,182	15,788,998
Long Term Debt	38,142,857	42,714,286
Subordinated Debt Other Liabilities	10,191,000 9,288,495	10,191,000 6,553,553
Total Liabilities	538,770,736	521,034,857
Stockholders’ Equity	48,835,526	46,191,493
Total Liabilities and Stockholders’ Equity	$587,606,262	$567,228,350
Book Value Per Common Share	$19.55	$18.55